SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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[ ]    Definitive Proxy Statement
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[ ]    Soliciting Material Pursuant to section 240.14a-11(c) or section
       240.14a-12

                               EASTERN
 ...............................................................................
           (Name of Registrant as Specified In Its Charter)

 ...............................................................................
    (Name of Person(s) Filing Proxy Statement if Other than the Registrant)

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
                                                      THE EASTERN COMPANY
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                                                                  March 12, 1997

Dear Fellow Shareholder:

As we have previously written to you, millionaire politician John S. Dyson and his affiliates, Millbrook Capital Management Inc. and MMI Investments, L.L.C., are trying to elect their nominees to Eastern's Board in order to put your Company up for sale. Dyson and his group still have on the table a hostile, highly leveraged offer to acquire Eastern at $15 per share--little more than the recent market price of Eastern shares. Don't give Dyson your share of Eastern's future value at a lowball price.

                      THE EASTERN TURNAROUND IS FOR REAL!
              ALL SHAREHOLDERS, NOT JUST DYSON, SHOULD SHARE IN IT

Management's strategic planning is producing results. After the anticipated difficulties in First Quarter 1996 caused by downturns in two of our major markets, normal operating profits (before deducting the costs of thwarting Dyson's hostile takeover attempt) have steadily improved, as demonstrated by the following chart:

     THE EASTERN COMPANY 1996 QUARTERLY NORMAL OPERATING PROFITS PER SHARE(1)


              First Quarter     Second Quarter    Third Quarter   Fourth Quarter
Net Income
  Per Share      -0.07               0.13             0.22             0.24


Management is confident that this trend will continue in 1997. This is not the time to sell the Company, just as we are beginning to see results. We believe that putting Eastern on the block now, as Dyson wants, would only deprive you of the future value of your investment!

       112 BRIDGE STREET, P.O. BOX 460, NAUGATUCK, CONNECTICUT 06770-0460
                PHONE (203) 729-2255    *    FAX (203) 723-8653

               YOUR DIRECTORS BACK THEIR BELIEF IN THE TURNAROUND
                  WITH THEIR WALLETS--THEY WANT TO BE PAID IN
                           EASTERN STOCK, NOT CASH !

Unlike the Dyson/MMI nominees, your Board (seven of whom are not Eastern officers) is not affiliated with any would-be purchaser of the Company. Board members and executive officers own more than 11% of Eastern's stock. Our executives and directors have put their money where their mouths are by buying over 44,000 shares for their personal accounts since the beginning of this year. Their interests lie in a successful future for the Company and the maximization of value for all shareholders.

Your Board has backed its belief in Eastern's turnaround with its own wallet. Our proposal to pay non-employee directors with Eastern stock, rather than cash, is the true measure of the Board's confidence in Eastern's future.

                      KEEP THE FOX OUT OF THE CHICKEN COOP

Dyson/MMI would have you believe that the Dyson nominees, if elected, would not necessarily try to sell Eastern to themselves. But they certainly would have a strong incentive to do so. Buying and selling companies is what Millbrook does for a living. REMEMBER, THE DYSON/MMI GROUP HAS NEVER WITHDRAWN ITS HOSTILE OFFER FOR EASTERN.

You should also remember that Mr. Dyson cost the Company substantial expense and reduced earnings by his attempt to call a Special Meeting in violation of Connecticut law. THE CONNECTICUT SUPERIOR COURT, WHICH FOUND THAT MILLBROOK'S "INTENTION [WAS] TO CONTROL THE BOARD AND FORCE APPROVAL OF ITS MERGER PROPOSAL", RULED MILLBROOK'S REQUEST TO CALL A SPECIAL MEETING INVALID.

DO YOU REALLY BELIEVE DYSON'S EXPENSIVE ACTIONS WERE IN YOUR BEST INTERESTS THEN? ARE THESE THE KIND OF PEOPLE YOU WANT ON YOUR BOARD NOW?

                            YOUR VOTE IS IMPORTANT--
                      SEND IN THE WHITE PROXY CARD TODAY!

We urge you to reject the Dyson/MMI group's continuing efforts to take control of your Company. Discard any blue proxy card from Dyson/MMI. INSTEAD, PROTECT YOUR INVESTMENT IN EASTERN'S FUTURE BY SIGNING, DATING AND RETURNING THE ENCLOSED WHITE PROXY CARD TODAY.

Even if you have already returned a blue proxy card, for any reason, there is still time to change your vote by signing, dating and returning the enclosed WHITE proxy card. Remember, only your latest dated proxy card counts.

Thank you for your continuing support.

                               On behalf of the Board of Directors,

                               Stedman G. Sweet
                               President & Chief Executive Officer

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 IF YOU HAVE ANY QUESTIONS, OR NEED ASSISTANCE IN VOTING YOUR SHARES, PLEASE
                    CALL GEORGESON & COMPANY INC., WHO IS
                 ASSISTING US IN THE SOLICITATION OF PROXIES,
                         TOLL-FREE AT 1-800-223-2064.

                      INTERNET: HTTP://WWW.GEORGESON.COM
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                            ADDITIONAL TRANSACTIONS

Ole K. Imset, a director of the Company, acquired 108 shares on December 16, 1996 as payment for 4th quarter 1996 director fees. Donald S. Tuttle, III, a director of the Company, acquired 213 shares on December 16, 1996 as payment for 4th quarter 1996 director fees; acquired 2,000 shares on February 24, 1997 through exercise of option at $9.08 per share; and acquired 1,000 shares on February 21, 1997 at $13.375 per share. Raymond L. Wright, a Vice President of the Company owning 20,605 shares, acquired 5,000 shares of restricted stock on December 12, 1996 on December 16, 1996 at no cost; restrictions to lift upon achieving certain performance goals. Mr. Wright may also solicit proxies.

                        ------------------------------

1. Quarter results reflect income before deducting the costs of defending the Company from Millbrook's takeover attempt. Fourth quarter results reflect earnings before the year-end abnormal adjustment to estimated accruals described on p.23 of the 1996 Annual Report. In 1996, such adjustments for continuing operations decreased income by $0.02 per share.

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                           PROTECT YOUR INVESTMENT!

                     DISCARD ANY BLUE PROXY CARD YOU MAY
                       RECEIVE FROM THE DYSON/MMI GROUP


                      INSTEAD--SIGN, DATE AND RETURN THE
                       ENCLOSED WHITE PROXY CARD TODAY!
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

                 QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING



Q:       WHO IS "MMI INVESTMENTS, L.L.C."?

A: MMI Investments, L.L.C. is the personal holding company of millionaire politician John S. Dyson. Dyson's business is buying and selling companies for a profit-- which explains to us why Dyson wants to buy Eastern and pay as little as possible.

Q:       WHY IS DYSON TRYING TO REPLACE THREE OF EASTERN'S DIRECTORS?

A: Dyson claims we wants to "maximize the value of our mutual investment"-- but he is also seeking to buy the Company. As a would-be buyer, doesn't Dyson want to pay a low price? We believe Dyson wants his hand-picked nomines to help him buy Eastern on the cheap -- depriving shareholders like you of the true value of the Company.

Q:       WHAT SHOULD I DO IF I GET A BLUE PROXY CARD FROM MMI?

A: Throw it in the trash! Sign only WHITE proxy cards. Your vote on a blue card--even if you withhold on MMI directors in protest--helps Dyson because it revokes your previous vote on the WHITE card.

Q:       WHAT SHOULD I DO IF I ALREADY MAILED IN A BLUE CARD?

A: Please sign, date and return the enclosed WHITE card today. A later-dated WHITE card will revoke any blue card you sent in earlier.

Q:       WHAT SHOULD I DO IF MY SHARES ARE HELD THROUGH A BANK OR BROKERAGE
         FIRM?

A: If your shares are held through a bank or brokerage firm, only that firm can execute a proxy card on your behalf. Please contact the person responsible for your account and give instructions for a WHITE proxy card to be voted FOR PROPOSALS 1-3 and AGAINST PROPOSAL 4.

Q:       HOW CAN I PROTECT MY INVESTMENT IN EASTERN FROM DYSON'S SCHEME?

A: Your directors are committed to protecting your interests. Support them by signing, dating and returning the enclosed WHITE proxy card today.

Q:       WHO CAN I CALL FOR FURTHER INFORMATION, OR IF I NEED HELP VOTING MY
         SHARES?

A: Please call Georgeson & Company Inc., the company assisting us in the solicitation, toll-free at 1-800-223-2064.